As filed with the Securities and Exchange Commission on November 17, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALBERTO-CULVER COMPANY

(Exact Name of Registrant as Specified in its Charter)

Delaware	20-5196741
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2525 Armitage Avenue Melrose Park, Illinois	60160
(Address of Principal Executive Offices)	(Zip Code)

2006 Shareholder Value Incentive Plan

2006 Stock Option Plan for Non-Employee Directors

Alberto-Culver 401(k) Savings Plan

Deferred Compensation Plan for Non-Employee Directors

Employee Stock Option Plan of 2006

Management Bonus Plan

Management Incentive Plan

(Full Title of the Plans)

Gary P. Schmidt

Senior Vice President, General Counsel and Secretary

ALBERTO-CULVER COMPANY

2525 Armitage Avenue

Melrose Park, Illinois 60160

(708) 450-3000

(Name, Address, and Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, par value $0.01 per share	24,300,000	(1)	$17.5000	(2)	$425,250,000	(2)	$45,502	(2)

(1)	This registration statement also includes an indeterminable number of additional shares that may become issuable pursuant to antidilution adjustments, such as stock splits, stock dividends and other adjustments. In addition, pursuant to Rule 416(c) of the Securities Act of 1933, this registration statement also covers an indeterminant amount of interests to be offered or sold pursuant to the Alberto-Culver 401(k) Savings Plan.
(2)	In accordance with Rules 457(c) and 457(h) of the Securities Act of 1933, calculated on the basis of the average of the reported high and low prices for the Common Stock on the New York Stock Exchange Composite Tape on November 14, 2006. New Alberto-Culver LLC, a wholly-owned subsidiary of the registrant and formerly a Delaware corporation named “Alberto-Culver Company”, previously paid filing fees of (i) $1,889 in connection with Registration Statement on Form S-8 (No. 333-110276) initially filed on November 6, 2003, relating to the registration of 1,232,050 shares of Common Stock that remain unsold under such Registration Statement as of the date hereof, (ii) $25,075 in connection with Registration Statement on Form S-8 (No. 333-102682) initially filed on January 23, 2003, relating to the registration of 7,879,060 shares of Common Stock that remain unsold under such Registration Statement as of the date hereof, (iii) $119 in connection with Registration Statement on Form S-8 (No. 333-110275) initially filed on November 6, 2003, relating to the registration of 70,938 shares of Common Stock that remain unsold under such Registration Statement as of the date hereof, (iv) $691 in connection with Registration Statement on Form S-8 (No. 333-102683) initially filed on January 23, 2003, relating to the registration of 217,501 shares of Common Stock that remain unsold under such Registration Statement as of the date hereof, (v) $413 in connection with Registration Statement on Form S-8 (No. 333-101620) initially filed on December 3, 2002, relating to the registration of 136,383 shares of Common Stock that remain unsold under such Registration Statement as of the date hereof, (vi) $664 in connection with Registration Statement on Form S-8 (No. 333-101573) initially filed on November 29, 2002, relating to the registration of 216,162 shares of Common Stock that remain unsold under such Registration Statement as of the date hereof and (vii) $903 in connection with Registration Statement on Form S-8 (No. 333-102685) initially filed on January 23, 2003, relating to the registration of 284,187 shares of Common Stock that remain unsold under such Registration Statement as of the date hereof. Pursuant to Rule 457(p) under the Securities Act of 1933, the registrant is offsetting $29,754 of such amount of previously paid filing fees against the total filing fee of $45,502 due in connection with the filing of this Registration Statement.

Part II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated by reference in the registration statement:

(a)	the registration statement on Form 10 (File No. 001-32970) filed by the registrant with the Securities and Exchange Commission on October 11, 2006, including the description of the registrant’s common stock contained therein, and any amendment or report filed for the purpose of updating such description;

(b)	all other reports filed by the registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the filing of the registration statement referred to in (a) above; and

(c)	the Alberto-Culver 401(k) Savings Plan annual report on Form 11-K for the year ended December 31, 2005 filed by New Alberto-Culver LLC, formerly a Delaware corporation named “Alberto-Culver Company”, with the Securities and Exchange Commission on June 29, 2006.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to the registration statement which indicates that all of the securities offered hereunder have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

As of November 16, 2006, Gary P. Schmidt, Senior Vice President, General Counsel and Secretary of the registrant owned 25,712 shares of the registrant’s Common Stock and held options to purchase 74,925 shares of Common Stock of Alberto-Culver Company (which is now New Alberto-Culver LLC, a wholly-owned subsidiary of the registrant). Such options will be converted into options of the registrant.

Item 6. Indemnification of Directors and Officers.

The registrant’s amended and restated certificate of incorporation provides that each person who was or is a director shall be indemnified to the fullest extent permitted by Delaware law. The registrant’s amended and restated certificate of incorporation also limits the liability of directors to the corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any breach of their duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law relating to unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	for any transaction from which the director derived an improper personal benefit.

The limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies, such as injunctive relief or rescission.

The registrant’s amended and restated by-laws provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or an officer of the registrant or is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving at the request of the registrant, as a director, officer, employee or agent, shall be indemnified and held harmless by the registrant to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided, however, that, with respect to proceedings to enforce rights to indemnification, the registrant shall indemnify any such indemnitee in connection with a proceeding initiated by such indemnitee only if such proceeding was authorized by the registrant’s board of directors, subject to certain exceptions. The registrant’s amended and restated by-laws also provide that any person entitled to such indemnification shall have the right to be paid by the registrant expenses incurred in defending such proceeding in advance of its final disposition.

The registrant maintains directors’ and officers’ liability insurance providing coverage to its directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits to the registration statement are listed in the Exhibit Index to the registration statement and are incorporated herein by reference.

Item 9. Undertakings.

(a)	The registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Melrose Park, State of Illinois on November 17, 2006.

ALBERTO-CULVER COMPANY

By:	/s/ Gary P. Schmidt
Name:	Gary P. Schmidt
Title:	Senior Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Each person whose signature appears below constitutes and appoints William J. Cernugel, Gary P. Schmidt and Paul W. Hoelscher, or any of them, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission.

Name	Title	Date

/s/ Carol L. Bernick	Chairman of the Board of Directors	November 17, 2006
Carol L. Bernick

/s/ V. James Marino	President, Chief Executive Officer and Director	November 17, 2006
V. James Marino	(Principal Executive Officer)

/s/ William J. Cernugel	Senior Vice President and Chief Financial Officer	November 17, 2006
William J. Cernugel	(Principal Financial and Accounting Officer)

/s/ A.G. Atwater, Jr.	Director	November 17, 2006
A.G. Atwater, Jr.

	Director	November 17, 2006
James G. Brocksmith, Jr.

	Director	November 17, 2006
Jim Edgar

/s/ King Harris	Director	November 17, 2006
King Harris

/s/ Leonard H. Lavin	Director	November 17, 2006
Leonard H. Lavin

	Director	November 17, 2006
Robert H. Rock, D.B.A.

/s/ Sam J. Susser	Director	November 17, 2006
Sam J. Susser

	Director	November 17, 2006
William W. Wirtz

Pursuant to the requirements of the Securities Act of 1933, Alberto-Culver Company, the administrator of the Alberto-Culver 401(k) Savings Plan, has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Melrose Park, State of Illinois, on November 17, 2006.

ALBERTO-CULVER 401(K) SAVINGS PLAN

/s/ William J. Cernugel
Name:	William J. Cernugel
Title:	Senior Vice President and Chief
Financial Officer

Exhibit Index

The following exhibits are filed herewith or incorporated herein by reference:

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation of the Registrant*

4.2	Amended and Restated By-Laws of the Registrant*

5	Opinion of Gary P. Schmidt*

23.1	Consent of KPMG LLP relating to the audited financial statements of Alberto-Culver Company*

23.2	Consent of KPMG LLP related to the audited financial statements of Sally Holdings, Inc.*

23.3	Consent of Gary P. Schmidt (included in the opinion filed as Exhibit 5 to this Registration Statement)

24.1	Powers of Attorney (contained in the signature page to this Registration Statement)

*	Filed herewith.